Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

March 19, 2015

Board of Directors

Assembly Biosciences, Inc.

99 Hudson Street

5th Floor

New York, New York 10013

Gentlemen:

We have acted as counsel to Assembly Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 6,388,888 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to the registration statement on Form S-3 (Registration Statement No. 333-200612), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), as declared effective by the Commission on January 15, 2015 (the registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”), together with the exhibits to the Registration Statement and the documents incorporated by reference therein and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”).

The shares of Common Stock are to be sold pursuant to an Underwriting Agreement, dated as of March 19, 2015, by and among the Company and Credit Suisse Securities (USA) LLC and William Blair & Company, L.L.C., as representatives of the several underwriters named therein (the “Underwriting Agreement”). The Underwriting Agreement has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 19, 2015.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Company’s Amended and Restated Bylaws, as currently in effect, the Underwriting Agreement, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that the Common Stock, when issued and sold in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the use of our name wherever it appears in the Registration Statement and the Prospectus, and in any amendment or supplement thereto, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP